Exhibit 99


                            UNISOURCE ENERGY NEWS


FOR IMMEDIATE RELEASE                                        April 26, 2003
Media Contact: Art McDonald, (520) 884-3628                     Page 1 of 5
Financial Analyst Contact: Jo Smith, (520) 884-3650

          UNISOURCE ENERGY REPORTS FIRST QUARTER EARNINGS FOR 2003,
               REVISES EARNINGS OUTLOOK FOR REMAINDER OF YEAR

TUCSON, ARIZ. - UniSource Energy Corporation (NYSE: UNS) today reported net income for the first quarter of 2003 of $53.3 million, or $1.58 per share of common stock.

UniSource Energy also updated its estimate for 2003 full-year earnings from $1.30 -$1.50 per share to $3.10 - $3.30 per share. This change reflects first quarter results including the adoption of Financial Accounting Standard 143 (FAS 143), a new rule related to accounting for plant retirement and removal costs. The company recorded a $67.5 million after-tax gain as a result of adopting FAS 143.

Excluding the impact of FAS 143, UniSource Energy reported a loss of $14.2 million, or $0.42 per share, in the first quarter of 2003, as compared with a loss of $6.3 million, or $0.19 per share, in the first quarter of 2002.

"In our desert climate, we're accustomed to reporting losses in the first quarter and making up the difference during the hot summer months," said James S. Pignatelli, Chairman, President and CEO of UniSource Energy. "A major portion of our net income is generated between May and October. Our expenses were higher this quarter primarily because power prices were high at a time when we were performing scheduled maintenance on our generating plants and buying power in the open market to meet our customer demand."

Tucson Electric Power Company (TEP), UniSource Energy's principal subsidiary, typically schedules maintenance to its power plants during the first quarter when regional energy prices are low due to reduced demand associated with mild winter weather. This year, however, increased gas and wholesale power prices coincided with outages at several power plants that serve TEP customers. Around-the-clock power prices averaged $43.55 per megawatt-hour during the first quarter of 2003, compared to $24.11 during the first quarter of 2002, according to the Dow Jones Palo Verde Index.

Other factors affecting UniSource Energy's earnings include a $2.6 million increase in TEP's reserve for receivables from Enron and California utilities as well as a $1.7 million increase in the net loss reported by Millennium Energy Holdings (MEH), parent company of UniSource Energy's unregulated affiliates.

The growth of TEP's retail customer base continued to outpace the national average during the first quarter of 2003, growing 2.3 percent from the first quarter of 2002 to reach 361,520. UniSource Energy also made progress toward adding even more customers

                                    - MORE -

UNISOURCE ENERGY REPORTS FIRST QUARTER EARNINGS               April 26, 2003
                                                                 Page 2 of 5

through its proposed purchase of Arizona gas and electric system assets from Citizens Communications (NYSE: CZN).

"This acquisition will augment the underlying strength of our utility operations by expanding our reach across the state of Arizona," Pignatelli said. "We recently signed a proposed settlement with Arizona Corporation Commission staff, and I anticipate that we'll finalize our purchase this summer."

Tucson Electric Power Company
-----------------------------

TEP reported earnings of $60.3 million in the first quarter of 2003, or $1.79 per UniSource Energy share. Excluding the $67.5 million after-tax FAS 143 gain, TEP reported a loss of $7.2 million in the first quarter of 2003, or $0.21 per UniSource Energy share, compared to a loss of $1.9 million, or $0.06 per UniSource Energy share, in the first quarter of 2002.

TEP's retail kilowatt-hour (kWh) sales were down 2.0 percent in the first quarter of 2003, due primarily to a 19.1 percent drop in heating degree-days and a 4.1 percent decline in sales volumes to industrial and mining customers. Revenues from mining customers fell $0.6 million from the first quarter of 2002. Total retail revenues of $131 million in the first quarter of 2003 were down 1.0 percent compared with the same period last year.

Purchased power costs reached $23.9 million in the first quarter of 2003, compared to $1.5 million in the first quarter of 2002. TEP's wholesale energy revenues also increased to $48.4 million this past quarter, up from $35.5 million in the first quarter of 2002, due to increased energy sales at higher prices. TEP recorded a $2.2 million reduction in wholesale revenues to increase its reserve for receivables from California utilities. This adjustment was made in response to a Federal Energy Regulatory Commission order regarding the costs of California's energy crisis in 2000 and 2001. TEP now expects to collect $5.7 million of a $15.9 million receivable that stems from that period.

FAS 143, a standard issued by the Financial Accounting Standards Board, changes the way in which companies recognize costs to retire and remove plant assets. Prior to adopting FAS 143, TEP accrued costs for final removal of all owned generation facilities as an additional component of depreciation expense. Under FAS 143, only the costs to remove an asset with legally binding retirement obligations are accrued over time. As of January 1, 2003, the cumulative difference between the two accounting methods amounted to a gain of $111.7 million, net of $44.2 million of related taxes. TEP recorded this gain as a cumulative effect of a change in accounting on January 1, 2003.

Millennium Energy Holdings
--------------------------

MEH recorded a loss of $5.0 million during the first quarter of 2003, or $0.15 per UniSource Energy share, due primarily to operating and production costs at its technology affiliates. MEH reported a loss of $3.3 million, or $0.10 per UniSource Energy share, in the first quarter of 2002.

Losses for the first quarter of 2003 at Global Solar Energy and Infinite Power Solutions, two of UniSource Energy's key technology investments, were 7 percent or $0.2 million less than the same period last year. "These losses were anticipated," Pignatelli said. "Global Solar Energy is on target to be cash flow positive this year." Expenses at other

                                    - MORE -

UNISOURCE ENERGY REPORTS FIRST QUARTER EARNINGS               April 26, 2003
                                                                 Page 3 of 5

affiliates accounted for the difference between results in the first quarters of 2003 and 2002.

FIRST QUARTER EARNINGS PER SHARE SUMMARY
----------------------------------------

                                                            REPORTED
                                                      --------------------
PER UNISOURCE ENERGY SHARE                            1Q 2003      1Q 2002

Tucson Electric Power                                 ($0.21)      ($0.06)
Millennium Energy Holdings                             (0.15)       (0.10)
Other*                                                 (0.06)       (0.03)
                                                      -------      -------
Loss Before Cumulative Effect of Accounting Change    ($0.42)      ($0.19)
Cumulative Effect of Accounting Change - Net of Tax    $2.00            -
                                                      ------       -------
Consolidated Net Income (Loss)                         $1.58       ($0.19)
Average Number or Shares Outstanding - millions         33.7         33.6


*Includes Inter-company and other transactions


Earnings Outlook
----------------

UniSource Energy management is updating its estimate for 2003 full-year earnings to $3.10 - $3.30 per share due to the adoption of FAS 143 and first quarter results.

Numerous factors can affect UniSource Energy's ability to reach the 2003 estimate. The factors include, but are not limited to: uncertainties prevailing in the wholesale power market; regulatory decisions; performance of TEP's generating plants; the weather; the pace and strength of the economic recovery in the region; fuel and purchased power expense; changes to long-term contracts; ability of the company to develop the Springerville generation expansion project; changes in accounting standards; impacts from the Citizens' utility transaction; and the amount of research, development and operating expenses incurred by UniSource Energy's unregulated energy technology investments.

UniSource Energy's earnings are subject to TEP's seasonal energy sales. Generally, TEP records a significant portion of its earnings during the third quarter as a result of peak energy usage during the summer. Conversely, TEP generally records a loss during the first quarter due to moderate temperatures and lower customer demand.

First Quarter 2003 Earnings Discussion
--------------------------------------

On Monday, April 28, 2003, beginning at 11 a.m. EDT, James S. Pignatelli Chairman, President and CEO of UniSource Energy and Kevin Larson, Vice President and Chief Financial Officer, will discuss first quarter earnings and the outlook for 2003. A real time broadcast of the entire meeting can be accessed via conference call or webcast.

To listen to the live conference call, dial (877) 582-0446 five to 10 minutes prior to the event and reference confirmation code 13215. A telephone replay will be available for

                                    - MORE -

UNISOURCE ENERGY REPORTS FIRST QUARTER EARNINGS               April 26, 2003
                                                                 Page 4 of 5

seven days starting April 28, 2003. To listen to the replay, dial (800) 642-1687 and reference confirmation code 13215.

The webcast will be available through a link at www.UniSourceEnergy.com. Listeners are encouraged to visit the site at least 30 minutes before the event begins to register, download and install any necessary audio software. A recording of the webcast will be available for 30 days through a link at www.UniSourceEnergy.com.

UniSource Energy's primary subsidiaries include Tucson Electric Power Company, Arizona's second-largest investor-owned electric utility, and Millennium Energy Holdings, parent company of UniSource Energy's unregulated energy businesses. For more information about UniSource Energy and its subsidiaries, visit www.UniSourceEnergy.com.

This news release contains forward-looking information that involves risks and uncertainties, that include, but are not limited to, the outcome of regulatory proceedings; the ongoing restructuring of the electric industry; regional economic and market conditions which could affect customer growth and the cost of power supplies; the Citizens' utility acquisition; the cost of debt and equity capital; changes in accounting standards; weather variations affecting customer usage; and other factors. The preceding factors may cause future results to differ materially from outcomes currently expected by UniSource Energy.

                                    - MORE -

UNISOURCE ENERGY REPORTS FIRST QUARTER EARNINGS               April 26, 2003
                                                                 Page 5 of 5
UNISOURCE ENERGY 2003 RESULTS

UNISOURCE ENERGY CORPORATION
Condensed Consolidated Statements of Income (Loss)
(in thousands of dollars, except per share amounts)

                               Three Months Ended
                                    March 31,          Increase / (Decrease)
                                                       ---------------------
(UNAUDITED)                    2003          2002       Amount     Percent
----------------------------------------------------------------------------
Operating Revenues
 Electric Retail Sales     $  130,545    $  131,832   $   (1,287)    (1.0)
 Electric Wholesale Sales      48,378        35,546       12,832     36.1
 Net Gain (Loss) on TEP
  Forward Contracts and
  MEG Trading Activities         (342)        1,021       (1,363)     N/M
 Other Revenues                 2,793         2,796           (3)    (0.1)
----------------------------------------------------------------------------
   Total Operating Revenues   181,374       171,195       10,179      5.9
----------------------------------------------------------------------------

Operating Expenses
 Fuel                          46,502        48,319       (1,817)    (3.8)
 Purchased Power               23,864         1,470       22,394      N/M
 Other Operations and
  Maintenance                  52,156        48,876        3,280      6.7
 Depreciation and
  Amortization                 30,520        33,450       (2,930)    (8.8)
 Amortization of Transition
  Recovery Asset                3,608         2,882          726     25.2
 Taxes Other Than Income
  Taxes                        11,591        11,512           79      0.7
----------------------------------------------------------------------------
   Total Operating Expenses   168,241       146,509       21,732     14.8
----------------------------------------------------------------------------
     Operating Income          13,133        24,686      (11,553)   (46.8)
----------------------------------------------------------------------------
Other Income (Deductions)
 Interest Income                5,234         4,756          478     10.1
 Other Income                   1,507         2,066         (559)   (27.1)
 Other Expense                 (2,225)       (1,871)        (354)   (18.9)
----------------------------------------------------------------------------
   Total Other Income
    (Deductions)                4,516         4,951         (435)    (8.8)
----------------------------------------------------------------------------

Interest Expense
 Long-Term Debt                19.272        15,972        3,300     20.7
 Interest on Capital Leases    20,738        22,244       (1,506)    (6.8)
 Other Interest Expense,
  Net of Amounts
  Capitalized                     (93)          231         (324)     N/M
----------------------------------------------------------------------------
   Total Interest Expense      39,917        38,447        1,470      3.8
----------------------------------------------------------------------------

Loss Before Income Taxes
 and Cumulative Effect of
 Accounting Change            (22,268)       (8,810)     (13,458)     N/M
 Income Tax Benefit            (8,067)       (2,496)      (5,571)     N/M
----------------------------------------------------------------------------

Loss Before Cumulative
 Effect of Accounting
 Change                       (14,201)       (6,314)      (7,887)     N/M
Cumulative Effect of
 Accounting change - Net
 of Tax                        67,471             -       67,471      N/M
----------------------------------------------------------------------------
Net Income (Loss)          $   53,270    $   (6,314)  $   59,584      N/M
============================================================================

Average Shares of Common
 Stock Outstanding (000)       33,739        33,586          153      0.5
============================================================================

Basic and Diluted Earnings
 per Share
 Loss Before Cumulative
  Effect of Accounting
  Change                       $(0.42)       $(0.19)      $(0.23)     N/M
 Cumulative Effect of
  Accounting Change - Net
  of Tax                        $2.00             -        $2.00      N/M
 Net Income (Loss)              $1.58        $(0.19)       $1.77      N/M
============================================================================

Dividends Paid per Share        $0.15        $0.125       $0.025      N/M
============================================================================

                               Three Months Ended
                                    March 31,          Increase / (Decrease)
                                                       ---------------------
Electric kWh Sales (000):      2003          2002       Amount     Percent
----------------------------------------------------------------------------
 Electric Retail Sales      1,647,729     1,681,264      (33,535)    (2.0)
 Electric Wholesale Sales   1,154,837       890,996      263,841     29.6
----------------------------------------------------------------------------
   Total                    2,802,566     2,572,260      230,306      9.0
============================================================================

Reclassifications have been made to prior periods to conform to the current period's presentation.